Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

Dated as of January 5, 2016

by and among

HUTTON VENTURES, LLC, as Lender

and

FONU2, INC., d/b/a Moon River Studios,

MOON RIVER RENTALS, LLC formerly Studioplex City Rentals, LLC and

STUDIOPLEX CITY CREWS, LLC, together as Borrowers

THIS LOAN and SECURITY AGREEMENT (as the same may from time to time hereafter be modified, supplemented or amended, this “Agreement”), dated as of January 5, 2016 2015 (the “Closing Date”), is made by and among Hutton Ventures LLC, a Delaware limited liability company (“Lender”), and FONU2, Inc. a Nevada corporation (“FONU"), Moon River Rentals, LLC, formerly Studioplex City Rentals, LLC, a Georgia limited liability company (“Moon River”) and Studioplex City Crews, Inc., a Georgia corporation (“Studioplex”) (together “Borrowers”)

RECITALS

A.          Borrowers desire to obtain two loans (the “Loans”) from Lender in the aggregate principal amount of up to Eight Hundred and Seventy Nine Thousand Dollars (US$879,000) to be used exclusively for the matters set forth on Schedule A hereto, and Lender is willing to make the Loans on the terms and conditions set forth in this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the making of the Loans by Lender, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1       Definitions.

For all purposes of this Agreement and the other Loan Documents, the following terms shall have the following respective meanings:

“Affiliate” of any specified Person means any other person controlling, controlled by or under common Control with such specified Person.

"Assignment of Lease" means a collateral assignment in the form of Exhibit C pledging Borrower’s right, title and interest in, but not the obligations of Borrower under, the Lease to Lender as security for the Loan.

“Authorized Officer” means the Chief Executive Officer, President, Vice President or Chief Financial Officer.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

"Borrower" means each of FONU, Moon River and Studioplex. The term "Borrowers" refers to FONU, Moon River and Studioplex collectively.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statutes thereto.

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“Collateral” means the following property of the Borrowers, whether presently owned or existing or hereafter acquired or coming into existence, wherever situated, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the disposition, sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith:

(i)       All Goods of every kind and nature and wherever situated of the Borrowers together with all documents of title and documents representing the same, all additions and accessions thereto, replacements therefor, all parts therefor, and all substitutes for any of the foregoing and all other items used and useful in connection with Borrowers’ businesses and all improvements thereto; and

(ii)      All Contract Rights and other General Intangibles of the Borrowers, including without limitation the Assignment of Lease and Intellectual Property identified on Schedule D hereto;

(iii)     All Accounts of the Borrowers together with all Instruments, all documents of title representing any of the foregoing, all rights in any merchandising, goods, and all right, title, security and guaranties with respect to each account, including any right of stoppage in transit;

(iv)     All Equipment of the Borrowers;

(v)      All Documents, Letter-of-Credit rights, Instruments and Chattel Paper of the Borrowers;

(vi)     All files, records, books of account, business papers, and computer programs of the Borrowers;

(vii)    All Inventory of the Borrowers;

(viii)   All Accounts Receivable of the Borrowers;

(ix)      All of the Pledged Securities identified on Schedule E hereto; and

(x)       The Products and Proceeds of all of the foregoing Collateral set forth in clauses (i)-(ix) above.

"Collection Agent" means the collection agent appointed under the Motion Picture Production Finance and Distribution Agreement. (“PFD”)

“Completion Bonder” means the company providing the completion bond under the PFD.

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“Control” (and terms correlative thereto) when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

“Default Rate” means an interest rate equal to the lesser of: (a) the interest rate of twenty four percent (24%) per annum, and (b) the maximum interest rate permitted by applicable Legal Requirements.

“Dollar” and “$” mean lawful money of the United States.

“Equity Interests” means (a) partnership interests (general or limited) in a partnership; (b) membership interests in a limited liability company; (c) shares or stock interests in a corporation, and (d) the beneficial ownership interests in a trust.

“Fiscal Year” means the 12-month period ending on September 30 of each year or such other fiscal year of Borrowers as Borrowers may select from time to time with the prior written consent of Lender, such consent not to be unreasonably withheld or delayed.

“Governmental Authority” means any national, federal, state, regional or local government, or any other political subdivision of any of the foregoing, in each case with jurisdiction over Borrowers, or any Person with jurisdiction over Borrowers or the Collateral exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantors" means Jake Shapiro and Roger Miguel, jointly and severally.

“Guaranty” means the conditional guaranty executed concurrent herewith attached as Exhibit A hereto between Guarantors and Lender.

“Indebtedness” means, at any given time, the indebtedness, together with all accrued and unpaid interest thereon and all other payments, fees, obligations and liabilities due or to become due to Lender pursuant hereto or any of the other Loan Documents.

“Indemnified Party” means each of Lender, each of its Affiliates and their respective successors and assigns, any Person who is or will have been involved with the servicing of the Loans, Persons who may hold or acquire or will have held a full or partial interest in the Loans (including investors, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loans for the benefit of third parties) (including any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loans or the collateral therefor), and the respective officers, directors, and employees, agents, Affiliates, successors and assigns of any and all of the foregoing.

“Initial Draw Amount” means $429,000 (which amount includes the Initial Interest Amount and the Initial Fee).

“Initial Fee” means a fully earned, non refundable loan fee of $64,000.

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“Initial Interest Amount” means $15,000.

"Lease" means the lease of real property located at Old River Road, Bloomingdale, GA, 31302 in the form attached as Exhibit D hereto.

“Legal Fee” means the amount of $15,000 incurred by the Lender in the preparation of the Agreement.

“Legal Requirements” means (a) all statutes, laws, rules, orders, regulations, ordinances, judgments, orders, decrees and injunctions of Governmental Authorities affecting Borrowers, the Loan Documents, or any part thereof, and all Permits and regulations relating thereto, (b) all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrowers, at any time in force affecting the Collateral or any part thereof, (c) terms of any insurance policy maintained by or on behalf of Borrowers and (d) the organizational documents of Borrowers.

“Lien” means any mortgage, deed of trust, deed to secure debt, lien pledge, easement, restrictive covenant, hypothecation, assignment, security interest, conditional sale or other title retention agreement, financing lease having substantially the same economic effect as any of the foregoing, or financing statement or similar instrument.

“Loan Amount” means the sum of (a) Initial Draw Amount, (b)  and the Second Draw Amount,.

“Loan Documents” means, collectively, this Agreement, the Note, the Pledge Agreement, the Guaranty, the Assignment of Lease, the Intercreditor Agreement, the Lockbox Account Control Agreement, and all other documents, agreements, instruments and certificates now or hereafter evidencing or delivered to Lender in connection with such agreements and the Loans, as each may be (and each of the defined terms shall refer to such documents as they may be) amended, restated, or otherwise modified from time to time.

“Lockbox Account” means that certain deposit account no. __________ established at the Lockbox Bank pursuant to the Lockbox Account Control Agreement into which all Production Contract Receivables due under Production Agreement and other amounts are directed to be deposited electronically via ACH or otherwise are to be deposited for the benefit of Lender.

“Lockbox Account Control Agreement” means the Deposit Account Control Agreement by and among Borrower, Lender and Lockbox Bank dated as of the date hereof in the form of Exhibit E hereto.

“Lockbox Bank” means [________] or another commercial bank acceptable to Lender.

“Losses” means any losses, actual damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees, and investigation costs, of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

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“Material Adverse Effect” means a material adverse effect upon (a) the business or financial position or results of operation of Borrowers, or (b) the ability of Borrowers to perform, or of Lender to enforce, any of the Loan Documents.

“Material Agreement” means each exclusive license of intellectual property to or from Borrowers.

“Note” means that certain promissory note issued concurrently herewith by Borrowers to Lender in the aggregate principal amount of the Loans attached as Exhibit F hereto.

"Party" or "Parties" means each of the Lender and Borrowers hereto and collectively the Lender and Borrowers.

“Permitted Indebtedness” means the Indebtedness set forth on Schedule B hereto.

“Permitted Lien” means the Liens set forth on Schedule C hereto.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, or any other entity, any Governmental Authority, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pledge Agreement” means the pledge agreement executed concurrent herewith attached as Exhibit B hereto between FONU2, Inc. and Lender.

“Principal Indebtedness” means the principal amount of the entire Loan outstanding as the same may be increased or decreased, as a result of prepayment or otherwise, from time to time.

“Production Contract Receivables” means, with respect to the PFD , all amounts due and payable or to become due and payable under such PFD to the Borrowers for services rendered (or to be rendered), together with all rights to receive such amounts under such PFD.

“Production Finance and Distribution Agreement” (“PFD”) means the agreement between Fonu2, Inc. and Mara LLC ("MARA PFD"), for the production of the movies Mara in the form approved by the Lender in its sole and absolute discretion.

“Second Draw Amount” means the Second Loan plus the Second Interest Amount.

“Second Interest Amount” means the amount of interest, to be calculated upon the disbursement of the Second Draw Amount, which will accrue on the Second Draw Amount following disbursement by the Lender and assuming the Second Draw Amount is repaid in full on the six month anniversary of the disbursement of the Second Draw Amount.

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“Second Loan” means $450,000.

“Second Milestone Certificate” means a certificate of an Authorized Officer of each of the Borrowers and Jake Shapiro certifying that:

(a)      Borrowers are not in default under the Loan Agreement or the Loan Documents; and

(b)      as of such date, the conditions precedent for the Second Draw Amount set forth in Section 2(b) below, have been satisfied.

“Transfer” means any conveyance, transfer, sale, Lease, assignment or Lien, whether by operation of law or otherwise that results in or affects any change in Control of Borrowers.

“UCC” means the Uniform Commercial Code of the State of New York and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time. It is the intent of the parties that defined terms in the UCC should be construed in their broadest sense so that the term “Collateral” will be construed in its broadest sense. Accordingly if there are, from time to time, changes to defined terms in the UCC that broaden the definitions, they are incorporated herein and if existing definitions in the UCC are broader than the amended definitions, the existing ones shall be controlling. Terms used but not otherwise defined in this Agreement that are defined in Article 9 of the UCC shall have the respective meanings given such terms in Article 9 of the UCC.

Section 1.2     Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2
THE LOANS

Section 2.1     The Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, Lender agrees to make the Loans to Borrowers and Borrowers agree to accept the Loans from Lender.

Section 2.2      Draw Amounts.

(a)     Initial Draw Amount. On the date (the "Initial Funding Date") that all of the conditions precedent set forth hereinbelow have been satisfied to the Lender's sole and absolute discretion, the Lender shall disburse the Initial Draw Amount less the Initial Fee, less the Legal Fee, and less the Initial Interest Amount to Borrowers. The obligation of Lender to disburse the Initial Draw Amount shall be subject to Borrowers' satisfaction of each of the following conditions precedent, as determined by Lender in its sole and absolute discretion:

(A)     Lender shall have received all of the following items, each in form and substance satisfactory to Lender in its sole discretion:

(i)         a fully executed Loan Agreement;

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(ii)        a fully-executed Lockbox Account Control Agreement;

(iii)       a fully-executed Promissory Note;

(iv)       a fully-executed Assignment of Lease;

(v)        A certificate of an Authorized Officer of each of the Borrowers as to authorizing resolutions, incumbency and representations and warranties of each of the Borrowers, substantially in the form reasonably acceptable to Lender's counsel;

(vi)       Good Standing Certificates for each of the Borrowers from the Office of the Secretary of State of Nevada and Georgia; and

(viii)     a fully executed Intercreditor Agreement in the form attached as Exhibit G hereto.

(ix)       a fully executed MARA PFD (including all schedules and exhibits thereto) in form and substance reasonably acceptable to the Lender and such PFD remains in full force and effect, in Lender's sole and absolute discretion. For the avoidance of doubt, the MARA PFD must contain (a) Production Contract Receivables equal to no less than $1,800,000, (b) a Completion Bond; (c) executed foreign sales agreements and estimates equal to a minimum of $1,750,000 (d) all funds shall be placed with Collection Agent with all Production Contract Receivables to be paid to the Lockbox Account, and (e) evidence reasonably acceptable to the Lender that the full budget of MARA has been raised and funded into an account held by the Collection Agent.

(B)     Each of the representations and warranties contained in Section 4 shall be true and correct on the Closing Date.

(C)     UCC-1 financing statement naming Borrowers, as debtor, and Lender, as secured party, describing the Collateral.

(D)     No Event of Default hereunder shall have occurred and be continuing on the Initial Funding Date, nor shall Borrowers be aware that any such event has occurred.

(E)     Each of the Borrowers shall not be in breach of any obligation or in default of this Loan Agreement or any other Loan Document.

(F)     No Material Adverse Effect shall have occurred.

(G)     No default under the MARA PFD

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(b)      Second Draw Amount.

(A)      Borrowers may, on or after February 1, 2015 but no later than April 1, 2015 (the "Second Funding Date" and together with the Initial Funding Date, each a "Funding Date"), provide written notice to Lender of Borrowers’ request for the Second Draw Amount together with an executed Second Milestone Certificate, and upon Lender’s receipt of both of the foregoing, and subject to the condition precedents set forth in Section 2.2(b)B(i)-(vi) below being satisfied in full, Lender shall disburse the Second Draw Amount less the Second Interest Amount (which net amount will be equal to the Second Loan) to Borrowers on the third (3rd) Business Day following Borrowers’ request and delivery of the Second Milestone Certificate.

(B)       Lender shall not be obligated to make the Second Draw Amount unless Borrowers shall have fulfilled the following conditions:

(i)         Preceding Conditions. All applicable conditions of the preceding Section 2.2(a)(A)-(F) shall continue to be met as of the date of the Second Draw Amount request;

(ii)        Second Milestone Certificate. Borrowers provides Lender with an executed Second Milestone Request; and

(iii)       No Default. No Event of Default shall have occurred and be continuing hereunder or under any of the other Loan Documents.

(iv)       All Production Contract Receivables provided for in the MARA PFD to have been performed by Borrowers up to the date of the Second Draw Down request shall have been performed and provided by the Borrowers and invoiced to Mara LLC/Collection Agent.

(c)      Notwithstanding the foregoing, if the Initial Draw Down does not occur on or before February 15, 2016, time being of the essence, this Agreement shall terminate and all of the rights and obligations of the Lender and Borrowers hereto shall be null and void and of no force and effect.

Section 2.3      Prepayment. Borrowers may voluntarily prepay the Indebtedness in full or in part and upon prior written notice to Lender provided that any prepaid interest on each draw down amount shall not be refunded or returned to the Borrowers. Any such notice shall be irrevocable. Any prepayment shall include all accrued but unpaid interest and other fees payable hereunder, including, without limitation, any additional amounts required pursuant to this Agreement. The delivery of a prepayment notice by Borrowers shall not prejudice, stay or limit Lender’s right to take any action or exercise its rights in respect of any Event of Default existing prior to the time the Indebtedness is irrevocably discharged in full and any such Event of Default has been cured.

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Section 2.4      Interest Rate. The Loans shall bear interest on the outstanding principal amount thereof at a rate of eighteen percent per annum (18%) (the “Interest Rate”), compounded annually. The Initial Interest Amount and the Second Interest Amount shall be prepaid by Borrowers via Lender withholding such respective amounts from disbursements of the Initial Draw Amount and the Second Draw Amount, respectively, as set forth hereinabove. Thereafter, beginning on the 3 month anniversary of each respective Initial Draw Amount and Second Draw Amount, until the Maturity Date, the Borrowers shall pay on each monthly anniversary thereafter, interest at the Interest Rate (or the Default Rate) on the outstanding Loan Amount of the Initial Draw Amount and Second Draw Amount, respectively, including any shortfall of Interest not prepaid by the Borrower via Lender's holdback.

Section 2.5      Payment of Loan Amount. The outstanding Indebtedness (inclusive of the outstanding principal Loan Amount and accrued but unpaid interest and fees) shall be repaid by Borrowers to Lender, for the account of Lender, on or before January 5, 2017; provided however, that the entire outstanding Indebtedness shall be repaid in its entirety on the earliest to occur of: (a) payment by or on behalf of the Production Contract Receivables, (b) the date on which the obligations hereunder are accelerated and the outstanding Indebtedness declared immediately due and payable as a result of the occurrence of an Event of Default in accordance with the terms of Article 8, and (d) the date on which Borrower elects to exercise its right to prepay the Indebtedness pursuant to Section 2.3 hereof (such date being the “Maturity Date”).

Section 2.6      Default Interest.

(a)      Any outstanding portion of the Loan Amount or any other amount payable by Borrowers under the Loan Documents not paid when due (without regard to any other applicable grace periods), whether at stated maturity, by acceleration or otherwise, shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate.

(b)      While any Event of Default exists, interest on the outstanding Indebtedness and all other outstanding obligations hereunder shall accrue at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Legal Requirements.

(c)      All interest accruing under this Section 2.6 shall be due and payable upon demand by Lender.

Section 2.7      Late Charge. If the Loan Amount or any other amount required to be paid to Lender under this Agreement or any other Loan Document, is not paid to Lender on or before the tenth (10th) calendar day after the same has become due and payable, then in addition to all other amounts payable to Lender hereunder, an additional payment equal to five percent (5%) of the amount required to be paid but not so paid (a “Late Charge”) shall immediately become due and payable to Lender and until paid shall accrue interest at the Default Rate.

Section 2.8      Computation of Interest and Fees. All computations of interest on the Loans shall be made on the basis of a 360-day year and actual days elapsed.

Section 2.9     Evidence of Indebtedness. In addition to the Note, Borrowers’ obligations in respect of the Indebtedness shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive, absent manifest error, of the amount of Borrowers’ obligations in respect of the Indebtedness and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Indebtedness.

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Section 2.10    Payments Generally.

(a)      All payments received by Lender after 11:59 a.m. EST shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)      The Loan shall be repaid, in part, from the proceeds of the Production Contract Receivables and the Collateral. Borrower shall irrevocably direct that the escrow agent/Collection Agent pay all Production Contract Receivables and other funds due to the Borrower to the Lockbox Account. All Production Contract Receivables received either electronically via ACH to the Borrowers, including prepayments from the disposition of Collateral, insurance proceeds or otherwise, shall be remitted to Lender upon receipt. To the extent that an Event of Default has not occurred or continuing under terms hereof or of a Loan Document, the Lender will release to the Borrower 40% of the Production Contract Receivables. All payments received and retained by the Lender shall be first applied to fees and expenses of the Lender, then to the accrued but unpaid Interest and then allocated to the principal amount of the outstanding Loan Amount.

(c)      All payments hereunder shall be made without any deduction, abatement, set-off or counterclaim whatsoever, the rights to which are hereby specifically waived by Borrowers.

Section 2.11   Use of Proceeds. All of the proceeds of the Loan Amount shall be used solely as set forth on Schedule A hereto.

Section 2.12    Savings Clause. Notwithstanding anything to the contrary set forth in this instrument, if at any time until payment in full of all of the Indebtedness due hereunder, the interest rate on such Indebtedness exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the Interest Rate shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Interest Rate is less than the Maximum Lawful Rate the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Lender from the making of the Loans hereunder is equal to the total interest the Lender would have received had the interest rate been (but for the operation of this paragraph) the interest rate payable since the initial funding of the Loans. Thereafter, the interest rate payable hereunder shall be the interest rate provided for in this instrument unless and until the interest rate so provided for again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by the Lender pursuant to the term hereof exceed the amount such Lender could lawfully have received had the interest due hereunder been calculated for the full terms hereof at the Maximum Lawful Rate. If a court of competent jurisdiction, notwithstanding the provisions of this paragraph, makes a final determination that the Lender has received interest in excess of the Maximum Lawful Rate, the Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under this Agreement, then to the outstanding principal balance due under this Agreement, then to other unpaid indebtedness and thereafter shall refund any excess to the Borrowers or as a court of competent jurisdiction may otherwise order.

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ARTICLE 3
SECURITY INTERESTS

Section 3.1      Grant of Security Interest in Collateral. As an inducement for the Lender to extend the loan as evidenced by the Note and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, Borrower hereby unconditionally and irrevocably pledges, grants and hypothecates to Lender a security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral (a “Security Interest” and, collectively, the “Security Interests”).

Section 3.2     Delivery of Certain Collateral. Contemporaneously or prior to the execution of this Agreement, Borrower shall deliver or cause to be delivered to the Lender, any and all certificates and other instruments or documents representing any of the Collateral. All Collateral will at all times be kept by Borrower at the locations set forth on Schedule C hereto and shall not, without concurrent written notice to Lender, be moved therefrom and in any case shall not be moved outside the continental United States.

Section 3.3      Financing Statements. Borrower hereby authorizes the Lender to file one or more financing statements under the UCC, with respect to the Security Interests, with the proper filing and recording agencies in any jurisdiction deemed proper by it and authorizes the Lender to take any other action in Lender’s absolute discretion to effectuate, memorialize and protect the Lender' interest and rights under this Agreement. Borrower will from time to time, promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary or desirable, or as the Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce their rights and remedies hereunder and with respect to any Collateral or to otherwise carry out the purposes of this Agreement.

Section 3.4      Duty to Hold In Trust. Upon the occurrence of any Event of Default and at any time thereafter, Borrower shall, upon receipt of any revenue, income, dividend, interest or other sums subject to the Security Interests, whether payable pursuant to the Note or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Lender and shall forthwith endorse and transfer any such sums or instruments, or both, to the Lender, for application to the satisfaction of the Obligations.

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Section 3.5      Applications of Proceeds. The proceeds of any such sale, lease or other disposition of the Collateral hereunder or from payments made on account of any insurance policy insuring any portion of the Collateral shall be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Lender in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Lender shall pay to the applicable Borrower any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Lender are legally entitled, the Borrower will be liable for the deficiency, together with interest thereon, at the Default Rate, and the reasonable fees of any attorneys employed by the Lender to collect such deficiency. To the extent permitted by applicable law, Borrower waives all claims, damages and demands against the Lender or the Lender arising out of the repossession, removal, retention or sale of the Collateral, unless due solely to the gross negligence or willful misconduct of the Lender or the Lender as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction.

Section 3.6      Responsibility for Collateral. The Borrower assumes all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason. Without limiting the generality of the foregoing, (a) neither the Lender (i) has any duty (either before or after an Event of Default) to collect any amounts in respect of the Collateral or to preserve any rights relating to the Collateral, or (ii) has any obligation to clean-up or otherwise prepare the Collateral for sale, and (b) Borrower shall remain obligated and liable under each contract or agreement included in the Collateral to be observed or performed by such Borrower thereunder. The Lender shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Lender of any payment relating to any of the Collateral, nor shall the Lender be obligated in any manner to perform any of the obligations of Borrower under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Lender or to which the Lender may be entitled at any time or times.

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Section 3.7      Security Interests Absolute. All rights of the Lender and all obligations of the Borrower hereunder, shall be absolute and unconditional, irrespective of: (a) any lack of validity or enforceability of this Agreement, the Note or any agreement entered into in connection with the foregoing, or any portion hereof or thereof; (b) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Note or any other agreement entered into in connection with the foregoing; (c) any exchange, release or non-perfection of any of the Collateral, or any release or amendment or waiver of or consent to departure from any other collateral for, or any guarantee, or any other security, for all or any of the Obligations; (d) any action by the Lender to obtain, adjust, settle and cancel in its sole discretion any insurance claims or matters made or arising in connection with the Collateral; or (e) any other circumstance which might otherwise constitute any legal or equitable defense available to a Borrower, or a discharge of all or any part of the Security Interests granted hereby. Until the Obligations shall have been paid and performed in full, the rights of the Lender shall continue even if the Obligations are barred for any reason, including, without limitation, the running of the statute of limitations or bankruptcy. Borrower expressly waives presentment, protest, notice of protest, demand, notice of nonpayment and demand for performance. In the event that at any time any transfer of any Collateral or any payment received by the Lender hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall be deemed to be otherwise due to any party other than the Lender, then, in any such event, Borrower’s obligations hereunder shall survive cancellation of this Agreement, and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Agreement, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof. Borrower waives all right to require the Lender to proceed against any other person or entity or to apply any Collateral which the Lender may hold at any time, or to marshal assets, or to pursue any other remedy. Borrower waives any defense arising by reason of the application of the statute of limitations to any obligation secured hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Borrowers, jointly and severally, represents and warrants to Lender as of the Closing Date as follows:

Section 4.1      Organization. Each Borrowers is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each Borrowers has furnished to Lender a complete and correct copy of its certificate of incorporation and such organizational documents are in full force and effect. Schedule F hereto is full and complete corporate organization chart identifying all of the Persons that such Borrower has an Equity Interest in.

Section 4.2      Authorization. Each Borrowers has the requisite power and authority to carry on its business as now being conducted, and has the requisite power to execute and deliver, and perform its obligations under the Loan Documents. The execution, delivery and performance by each Borrower of the Loan Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary company action on the part of Borrower. The execution and delivery by Borrower of the Loan Documents and Borrower’s performance of its obligations thereunder, (a) will not violate any provision of any applicable Legal Requirements and (b) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to any indenture or agreement or instrument. Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower.

Section 4.3      Enforceability. The Loan Documents executed by Borrower in connection with the Loans are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject only to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles. Such Loan Documents are, as of the Closing Date, not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury.

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Section 4.4     Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to Borrower’s knowledge, threatened, involving or concerning the Collateral. The Borrowers from time to time are threatened with litigation as an ordinary course of business. No current actions or threatened actions concern the Collateral.

Section 4.5      Full and Accurate Disclosure; No Material Adverse Effect. No statement of fact made by or on behalf of Borrower in the Loan Documents or in any other document or certificate delivered to Lender by Borrower contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact, circumstance or obligation, contingent or otherwise, presently known to Borrower which has not been disclosed to Lender which has had, or, as far as Borrower can foresee, would be reasonably likely to have a Material Adverse Effect.

Section 4.6      Compliance. Borrower’s operations are in compliance in all material respects with all applicable Legal Requirements.

Section 4.7      Indebtedness. Borrowers are not in default under the MARA PFD.

Section 4.8      Title to the Collateral; Liens. Borrower owns good, indefeasible, marketable and insurable title to the Collateral, free and clear of all Liens other than Permitted Liens. There are no matters, conditions, encumbrances, defects or Liens materially affecting title to the Collateral. Other than with respect to Permitted Liens, there is not on file in any governmental or regulatory authority, agency or recording office an effective financing statement, security agreement, license or transfer or any notice of any of the foregoing covering or affecting any of the Collateral.

Section 4.9      Valid Security Interest. This Agreement creates in favor of the Lender a valid security interest in the Collateral, securing the payment and performance of the obligations under this Agreement and the Loan Document (the "Obligations"). Upon making the filings described in the immediately following paragraph, all security interests created hereunder in any Collateral which may be perfected by filing Uniform Commercial Code financing statements shall have been duly perfected. No consent of any third parties and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the creation or perfection of the Security Interests created hereunder in the Collateral or (iii) the enforcement of the rights of the Lender hereunder.

Section 4.10    Correct Information. All information heretofore, herein or hereafter supplied to the Lender by or on behalf of Borrower with respect to the Collateral is accurate and complete in all material respects as of the date furnished.

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Section 4.11    No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing, or reasonably anticipated by the Borrower to arise between the Borrower and the accountants and lawyers presently employed by the Borrower, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers, nor have there been any such disagreements during the two years prior to the Closing Date.

Section 4.12   Investment Company. Neither the Borrower nor any Affiliate of the Borrower is an “investment company” within the meaning of the Investment Borrower Act of 1940, as amended.

Section 4.13    Foreign Corrupt Practices. Neither the Borrower, nor to the knowledge of the Borrower, any agent or other person acting on behalf of the Borrower, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Borrower (or made by any person acting on its behalf of which the Borrower is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.14   Reporting Borrower. The Borrower is a publicly held company subject to reporting obligations pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act") and has a class of common stock registered pursuant to Section 12(g) of the 1934 Act (the "Common Stock"). Pursuant to the provisions of the 1934 Act, the Borrower has timely filed all reports and other materials required to be filed thereunder with the Securities and Exchange Commission during the preceding twelve months.

Section 4.15   Listing. The Borrower's Common Stock is quoted on the OTC Markets under the symbol FONU. The Borrower has not received any oral or written notice that its Common Stock is not eligible nor will become ineligible for quotation on the OTC Markets nor that its Common Stock does not meet all requirements for the continuation of such quotation. The Borrower satisfies all the requirements for the continued quotation of its Common Stock on the OTC Markets.

Section 4.16    DTC Status. The Borrower’s transfer agent is a participant in, and the Common Stock is eligible for transfer pursuant to, the Depository Trust Borrower Automated Securities Transfer Program.

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ARTICLE 5
COVENANTS

Section 5.1      Affirmative Covenants. Borrowers, jointly and severally, covenant and agree that, from the Closing Date and until payment in full of the Obligations:

(a)      Compliance with Legal Requirements; Impositions and Other Claims; Contests.

(i)        Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, Permits and franchises necessary for the conduct of its business and comply in all material respects with all applicable Legal Requirements, contracts, Permits, and private covenants, conditions and restrictions that apply to Borrower or the Collateral. Borrower shall notify Lender promptly of any written notice or order that Borrower receive from any Governmental Authority relating to Borrower’s material failure to comply with such Legal Requirements.

(ii)       Borrower shall pay all insurance premiums with respect to itself, the Collateral in accordance with the terms hereof.

(b)      Access to Property and Records; Inspection; Period Audits. Borrower shall permit the representatives of Lender, at the reasonable expense of Borrower, during normal business hours, upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of Borrower’s books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and (iii) discuss Borrower’s business, operations, prospects, properties, assets, liabilities, condition with Borrower’s officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).

(c)      Financial and Other Reporting.

(i)        Borrower shall keep and maintain or shall cause to be kept and maintained, on a Fiscal Year basis, in accordance with sound accounting principles consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Borrower.

(ii)       Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened involving Borrower in excess of $250,000.

(iii)      Borrower shall provide to Lender, Financial Statements for Borrower within 90 days after their respective Fiscal Year ends, prepared by a certified public accountant acceptable to Lender.

(d)      Material Agreement. Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld) to enter into, modify, surrender, terminate or waive any provision of any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), except for such waivers and modifications that are on an arms’-length basis and on commercially reasonable terms.

(e)      Books and Records.     Borrower shall at all times maintain its Books and Records relating to the Collateral at its principal place of business and its Collateral at the locations set forth above and may not relocate such books of account and records or tangible Collateral unless it delivers to the Lender at least 30 days prior to such relocation (i) written notice of such relocation and the new location thereof (which must be within the United States) and (ii) evidence that appropriate financing statements under the UCC and other necessary documents have been filed and recorded and other steps have been taken to perfect the Security Interests to create in favor of the Lender a valid, perfected and continuing perfected first priority lien in the Collateral, except as otherwise permitted hereby.

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(f)       Security Interests. Borrower shall at all times maintain the Liens and Security Interests provided for hereunder as valid and perfected first priority liens and security interests in the Collateral in favor of the Lender until this Agreement and the Security Interest hereunder shall be terminated. Borrower hereby agrees to defend the same against the claims of any and all persons and entities. Borrower shall safeguard and protect all Collateral for the account of the Lender. Upon request of the Lender, Borrower will sign and deliver to the Lender at any time or from time to time one or more financing statements pursuant to the UCC in form reasonably satisfactory to the Lender and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Lender to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, Borrower shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interests hereunder, and Borrower shall obtain and furnish to the Lender from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the Security Interests hereunder.

(g)      Adverse Change in Collateral. Borrower shall, within ten (10) days of obtaining knowledge thereof, advise the Lender promptly, in sufficient detail, of any material adverse change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Lender’ security interest.

(h)      Further Instruments. Borrower shall promptly execute and deliver to the Lender such further deeds, mortgages, assignments, security agreements, financing statements or other instruments, documents, certificates and assurances and take such further action as the Lender may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce the Lender’s security interest in the Collateral in which the Lender have been granted a security interest hereunder, all substantially in forms reasonably acceptable to the Lender, and other such documents and agreements other than as stated therein, shall be subject to all of the terms and conditions hereof

(i)       Enforcement of Contracts. Borrower shall take commercially reasonable steps necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(j)       Notice of Attachment. Borrower shall promptly notify the Lender in sufficient detail upon becoming aware of any attachment, garnishment, execution or other legal process levied against any Collateral and of any other information received by such Borrower that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Lender hereunder.

(k)      Third Party Notification. To the extent that any Collateral is in the possession of any third party, the Borrower shall join with the Lender in notifying such third party of the Lender’s security interest in such Collateral and shall use its commercially reasonable best efforts to obtain an acknowledgement and agreement from such third party with respect to the Collateral, in form and substance reasonably satisfactory to the Lender.

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(l)       Intentionally Omitted.

(m)     Litigation. Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending litigation, suit, investigation, arbitration, formal dispute resolution proceeding or administrative proceeding brought against or initiated by Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds Fifty Thousand Dollars ($50,000), or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Event of Default, which notice shall specify the nature and status thereof, the period existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be expected to have a material adverse effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any customer of a claim, suit or other action such customer has, claims or has filed against Borrower, (v) any matter(s) affecting the value, enforceability or collectability of any of the Collateral, including without limitation, claims or disputes in the amount of Fifty Thousand Dollars ($50,000) or more, singly or in the aggregate, in existence at any one time, and (vi) receipt of any material notice or request from any Governmental Authority.

(n)      Current Business. Borrower shall (i) engage only in the business it currently provides, (ii) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (iii) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (iv) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary; and (v) remain in good standing in the jurisdiction of its organization.

(o)      Compliance with Laws, etc. Borrower shall (i) substantially comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, and (iv) maintain and comply with all Permits necessary to conduct its business.

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(p)      Diligently Pursue. Borrower shall take commercially reasonable steps necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, causes of action and accounts receivable in respect of the Collateral.

(q)      Borrower shall (i) within five (5) Business Days after Lender’s reasonable request, take such further actions, and duly execute and deliver such further agreements, assignments, instructions or documents and do such further acts and things as may be necessary or proper in the reasonable opinion of Lender to carry out more effectively the provisions and purposes of this Agreement and the Loan Documents, and (ii) upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person, including without limitation a Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Lender may be required to obtain for such consent, approval, registration, qualification or authorization.

(r)       Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material Indebtedness, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as required by GAAP shall have been made.

(s)      If Liens exist other than a Permitted Lien, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

(t)       Reporting by Borrower. Borrower shall provide Lender with the following reports at times requested by the Lender:

(i)       Borrower shall deliver to Lender by electronic transmission, a report of all invoices submitted to the Completion Bonder in the prior week.

(ii)      Borrower shall deliver to Lender its Weekly Borrower Report (the “Weekly Borrower Report”) with respect to the construction activity in the immediately preceding weekly period.

(iii)     As soon as practicable, but not later than thirty (30) days from receipt of Lender’s notice, all other reports or information requested by Lender.

Section 5.2      Negative Covenants. Borrower covenants and agrees that as of the Closing Date and until all of Borrower’s obligations to Lender have been satisfied, Borrower shall not:

(a)       Loans or Advances. Make any loans or advances to any Person, including without limitation its officers and employees.

(b)      Investments. Except as contemplated herein, make investments in, or advances to, any Person. Except for contemplated herein, Borrower will not purchase or otherwise invest in or hold securities, real estate or other non-operating assets or purchase all or substantially all the assets of any entity other than in connection with an acquisition approved by Lender in writing.

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(c)      Merger. Merge or consolidate or be merged or consolidated with or into any other entity.

(d)      Sale of Assets. Transfer or otherwise dispose of any of its assets or Collateral except in the ordinary and usual course of business.

(e)      Restriction on Liens. Grant any security interest in, or mortgage of, its properties or assets other than such Liens or Permitted Lien as contemplated herein.

(f)      Other Business. Engage in any business other than the business currently engaged in by the Borrowers.

(g)      Charter Documents; Fiscal Year; Dissolution; Use of Proceeds. Borrower shall not (i) change its jurisdiction of formation or jurisdiction of its organization, (ii) change or amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be materially adverse to Lender without at least thirty (30) days’ notice to Lender, (iii) change its legal name, (iv) change its fiscal year, unless Borrower demonstrates to Lender’s satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (v) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, or (vi) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking to wind up, liquidate or dissolve or that would result in any of the foregoing.

(h)     Other Indebtedness. Borrower shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other indebtedness or monetary obligations, except for the Principal Indebtedness or Permitted Indebtedness.

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(i)       Restriction on Redemption and Cash Dividends. Borrower shall not, and Borrower shall cause each of its subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock, membership interests or other Equity Securities without the prior express written consent of the Lender.

ARTICLE 6
TRANSFERS AND CHANGE OF BUSINESS

Each Borrower, jointly and severally, covenants and agrees that, from the Closing Date and until payment in full of the Indebtedness:

Section 6.1       Transfer. Borrower will not allow any Transfer to occur;

Section 6.2      Other Indebtedness. Borrower shall not incur, create, assume, allow to exist, become or be liable in any manner with respect to any other indebtedness, except for (a) the indebtedness existing as of the date hereof under a Permitted Lien, (b) Permitted Indebtedness or any additional indebtedness incurred by the Borrower from time to time under existing loan agreements or other documents evidencing Permitted Indebtedness (as amended) to the extent such additional indebtedness is subordinated to the Loans pursuant to the subordination agreement(s) executed between Lender and the applicable lenders in connection with this Agreement (or pursuant to separate subordination agreement(s) consistent therewith) and (c) unsecured indebtedness owing in the ordinary course of business to trade suppliers and (d) service providers.

ARTICLE 7
INSURANCE AND CASUALTY

Section 7.1      Types of Insurance. At all times during the term of the Loans, Borrowers shall maintain, at their sole cost and expense, the following policies of insurance:

(a)      Insurance with respect to the Collateral (except intellectual property) against any peril included within the classification “All Risks of Physical Loss” with extended coverage in amounts at all times sufficient to prevent Borrowers from becoming a co-insurer within the terms of the applicable policies, but in any event such insurance shall be maintained in an amount equal to the full insurable value of the Collateral. The policy referred to in this Section 7.1(a) shall contain a replacement cost endorsement and a waiver of depreciation. As used herein, “full insurable value” means the actual replacement cost of the Collateral (without taking into account any depreciation), determined annually by an insurer or by Borrowers or, at the request of Lender, by an insurance broker (subject to Lender’s reasonable approval).

(b)      Comprehensive general liability insurance, including contractual injury, bodily injury, broad form death and property damage liability against any and all claims, including all legal liability to the extent insurable imposed upon Borrowers and all court costs and attorneys’ fees and expenses, with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, plus umbrella coverage.

(c)      Statutory workers’ compensation insurance.

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Section 7.2      Blanket Policy. The insurance coverage required under Section 7.1 may be effected under a blanket policy or policies covering the Collateral and other property and assets not constituting a part of the Collateral; provided that any such blanket policy shall provide coverage in an amount and scope which is at least equal to what would be provided if the required coverage was purchased on an individual basis and which shall in any case comply in all other respects with the requirements of this Article 7.

Section 7.3      General Insurance Requirements. Borrowers agree that all insurance policies shall: (i) be in such form and with such endorsements and in such amounts as may be reasonably satisfactory to Lender (provided, however, that the insurance described in Schedule G hereto shall be deemed satisfactory to Lender for all purposes of this Article 7); and (ii) with respect to commercial general liability, provide for claims to be made on an occurrence basis.

Section 7.4      Certificates of Insurance and Delivery of Policies. Upon Lender’s request, certified copies of all insurance policies required pursuant to this Article 7 shall be promptly delivered by Borrowers to Lender except for blanket policies as to which certificates of same only need to be provided. Certificates of insurance with evidence of premium payment with respect to all renewal and replacement policies shall be delivered to Lender not less than ten (10) calendar days prior to the expiration date of any of the insurance policies required to be maintained hereunder and certified copies of such insurance policies shall be delivered to Lender promptly after Borrowers’ receipt thereof, as applicable. If Borrowers fail to maintain and deliver to Lender the certificates of insurance required by this Agreement, Lender may, at its option, after notice to Borrowers, procure such insurance, and Borrowers shall reimburse Lender for the amount of all premiums paid by Lender thereon promptly, after demand by Lender, with interest thereon at the Default Rate from the date paid by Lender to the date of repayment, and such sum shall be a part of the Indebtedness. Lender shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of insurance contracts, solvency of insurance companies, or the carriers’ or Borrowers’ payment or defense of lawsuits, and Borrowers hereby expressly assume full responsibility therefor and all liability, if any, with respect thereto. Borrowers represent that no claims have been made under any of such insurance policies, and no party, including a Borrower has done, by act or omission, anything which would impair the coverage of any of such insurance policies.

ARTICLE 8
DEFAULTS

Section 8.1      Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a)      if Borrowers fail to (i) make any scheduled payment of principal, or interest, on any Maturity Date, or (ii) pay any other amount payable pursuant to the Loan Documents within five (5) calendar days after written notice from Lender (provided such notice and cure period shall not apply to the payment due on the Maturity Date);

(b)      the occurrence of the events identified elsewhere in this Agreement or the other Loan Documents as constituting an “Event of Default” hereunder or thereunder;

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(c)      the occurrence of a Transfer;

(d)      if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrowers in connection with this Agreement or any other Loan Document shall be false in any material respect as of the date such representation or warranty was made or remade;

(e)      if Borrowers (i) make an assignment for the benefit of creditors, (ii) have a receiver, liquidator or trustee appointed for them, (iii) are adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law or any similar federal or state law shall be filed by or against, consented to, solicited by, or acquiesced in by them, or (iv) have any proceeding for its insolvency, dissolution or liquidation instituted against them (any of the foregoing in clauses (i) through (iv), an “Insolvency Action”); provided, however, that if such Insolvency Action was involuntary and not consented to by Borrowers , such Insolvency Action shall not be an Event of Default unless the same is not discharged, stayed or dismissed within ninety (90) calendar days after the filing or commencement thereof;

(f)       the failure of Borrowers to maintain the insurance required pursuant to Article 7; or

(g)      a default under the MARA PFD, or

(h)      a default shall be continuing under any of the other obligations, agreements, undertakings, terms, covenants, provisions or conditions of this Agreement not otherwise referred to in this Section 8.1, or under any other Loan Document, for ten (10) calendar days after written notice to Borrowers, in the case of any default which can be cured by the payment of a sum of money or for twenty (20) calendar days after written notice to Borrowers, in the case of any other default (unless otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary default under this clause (i) is susceptible of cure but cannot reasonably be cured within such twenty (20) calendar day period and provided further that Borrowers shall have commenced to cure such default within such twenty (20) calendar day period and thereafter diligently and expeditiously proceeds to cure the same, such twenty (20) calendar day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such default, but in no event shall such period exceed sixty (60) calendar days after the original notice.

Section 8.2     Remedies. Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers and other remedies available to Lender against Borrowers under any Loan Document, or at law or in equity may be exercised by Lender at any time and from time to time (including the right to accelerate and declare the outstanding Indebtedness to be immediately due and payable), without notice or demand, whether or not all or any portion of the Indebtedness shall be declared due and payable. Notwithstanding anything contained to the contrary herein, the outstanding Indebtedness shall be accelerated and immediately due and payable, without any election by Lender upon the occurrence of an Insolvency Action.

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Section 8.3      Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrowers pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrowers, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Event of Default shall not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon.

Section 8.4       Intentionally Omitted.

Section 8.5      Lender’s Right to Perform. If Borrowers fail to perform any covenant or obligation contained herein for a period of five (5) Business Days after Borrowers’ receipt of notice thereof from Lender, without in any way limiting Section 8.1, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and the expenses of Lender incurred in connection therewith shall be payable by Borrowers to Lender upon demand, together with interest thereon at the Default Rate. Notwithstanding the foregoing, Lender shall have no obligation to send notice to Borrowers of any such failure.

ARTICLE 9
INTENTIONALLY OMITTED

ARTICLE 10
INTENTIONALLY OMITTED

ARTICLE 11
INTENTIONALLY OMITTED

ARTICLE 12
MISCELLANEOUS

Section 12.1   Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement and the execution and delivery by Borrowers of the Note, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrowers, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder(s) of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

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Section 12.2    Lender’s Discretion. Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right, option or election given to Lender to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory or acceptable or not acceptable to Lender in Lender’s discretion, shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender.

Section 12.3    Governing Law; Jurisdiction and Venue.

(a)      This Agreement and each of the other Loan Documents shall be interpreted and enforced according to the laws of the State of New York.

(b)      Borrowers hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court sitting in City of New York with respect to any legal action or proceeding arising with respect to the Loan Documents and waive all objections which they may have to such jurisdiction and venue.

Section 12.4    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, or consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrowers shall entitle Borrowers to any other or future notice or demand in the same, similar or other circumstances.

Section 12.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under any Loan Document, or to declare a default for failure to effect prompt payment of any such other amount.

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Section 12.6    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed to the parties as follows:

If to Lender:	Hutton Ventures LLC
333 Seventh Avenue, 3rd Floor
New York, NY 10001
Attention: Manager
Facsimile No.: (212) 656-1214

with a copy (which shall not constitute notice) to:

Robert A. Schechter, Esq.
Schechter & Hillo, PC
333 Seventh Avenue, 3rd Floor
New York, New York 10001
Facsimile No.: (212) 245-9101

If to Borrowers, to the address set forth on the signature pages hereto.

A Party receiving a notice which does not comply with the technical requirements for notice under this Section 12.6 may elect to waive any deficiencies and treat the notice as having been properly given. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of telecopier or email upon being sent.

Section 12.7     Waiver of Right to Trial By Jury. BORROWERS HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWERS, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWERS.

Section 12.8     Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 12.9     Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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Section 12.10    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the obligations of Borrowers hereunder. To the extent Borrowers make a payment or payments to Lender for Borrowers’ benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 12.11    Waiver of Notice. Borrowers shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrowers and except with respect to matters for which Borrowers are not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrowers hereby expressly waive the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrowers. Notwithstanding the foregoing and any other waiver of notice set forth herein, Lender will attempt to provide Borrowers with notice of Lender’s exercise of Lender’s rights hereunder, it being agreed by Borrowers that the providing of any such notice shall be for information purposes only and shall not be required of Lender or restrict or limit the waivers of Borrowers set forth herein

Section 12.12    Remedies of Borrowers. In the event that a claim or adjudication is made that Lender or its agents, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrowers agree that neither Lender nor its agents, shall be liable for any monetary damages, and Borrowers’ sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 12.13    Exhibits and Schedules Incorporated. The information set forth on the cover, heading and recitals hereof, and the Exhibits and Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 12.14    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to the Loans, and the Loan Documents which Borrowers may otherwise have against any assignor, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrowers in any action or proceeding brought by any such assignee upon, the Loan Documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.

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Section 12.15    No Joint Venture or Partnership. Borrowers and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrowers and Lender.

Section 12.16     Intentionally Omitted.

Section 12.17    Waiver of Counterclaim. Borrowers hereby waive the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against Borrowers by Lender or Lender’s agents.

Section 12.18    Construction of Documents. The Parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the Party which drafted the same.

Section 12.19    Brokers and Financial Advisors. Borrowers and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except as disclosed to Lender. Borrowers hereby agrees to indemnify and hold Lender harmless from and against any and all Losses relating to or arising from a claim by any Person that such Person acted on behalf of Borrowers in connection with the transactions contemplated herein. The provisions of this Section 12.19 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 12.20     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 12.21    Estoppel Certificates. Borrowers and Lender each hereby agree at any time and from time to time, but in no event more than one time per calendar quarter, upon not less than fifteen (15) calendar days prior written notice by Borrowers or Lender to execute, acknowledge and deliver to the Party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying Party, any Event of Default has occurred, and, if so, specifying each such Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 12.21, that Lender shall have received, together with Borrowers’ request for such statement, a certificate of Borrowers stating that no Event of Default exists as of the date of such certificate (or specifying such Event of Default).

Section 12.22    Assignment. Borrowers shall not have the right to assign this Agreement or any of their rights and obligations hereunder without the prior written consent of Lender. Lender, without the consent of the Borrowers, reserves the right to sell, assign, transfer or negotiate any interest in or grant participations in its rights and benefits hereunder and under any Note or Loan Documents executed pursuant hereto, of the Loans. Lender may, in connection therewith, disclose all documents and information which it may have relating to Borrowers or their business, this Agreement, and any other Loan Documents.

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Section 12.23    Bankruptcy Waiver. Borrowers hereby agree that, in consideration of the recitals and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, if Borrowers (i) file with any bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) are the subject of any order for relief issued under Title 11 of the U.S. Code, as amended, (iii) file or are the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or law relating to bankruptcy, insolvency or other relief of Borrowers, (iv) have sought or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator or (v) are the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for Borrowers, the automatic stay provided by the U.S. Bankruptcy Code shall be modified and annulled as to Lender, so as to permit Lender to exercise any and all of its rights and remedies, upon request of Lender made on notice to Borrowers and any other party in interest but without the need of further proof or hearing. Neither Borrowers nor any Affiliate of Borrowers shall contest the enforceability of this Section 12.23.

Section 12.24    Entire Agreement. This Agreement, together with the Exhibits hereto and the other Loan Documents constitutes the entire agreement among the Parties hereto with respect to the subject matter contained in this Agreement, the Exhibits hereto and the other Loan Documents and supersedes all prior agreements, understandings and negotiations between the Parties.

Section 12.25     Liability and Indemnification.

(a)          Lender shall not be liable for any loss sustained by Borrowers resulting from any act or omission of any Indemnified Party unless it is finally judicially determined that such loss was solely caused by the fraud, gross negligence or willful misconduct of Lender or any Indemnified Party. Lender shall not be obligated to perform or discharge any obligation, duty or liability with respect to the ownership, operation and/or maintenance of the Collateral or under or by reason of any Loan Document.

(b)          Borrowers shall jointly and severally indemnify and hold the Indemnified harmless against any and all Losses, and reimburse them for any costs and expenses incurred, in connection with, arising out of or as a result of (i) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents, (ii) the exercise of any of Lender’s or the Indemnified Parties’ remedies under any Loan Document, or (iii) any alleged obligations or undertakings to perform or discharge any obligation, duty or liability with respect to the Collateral, except to the extent that it is finally judicially determined that any such Loss resulted directly and solely from the fraud, gross negligence or willful misconduct of such Indemnified Party. If any Indemnified Party becomes involved in any action, proceeding or investigation in connection with any matter described in clauses (i) through (iii) above, Borrowers shall periodically reimburse any Indemnified Party upon demand therefor in an amount equal to its reasonable legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith to the extent such legal or other expenses are the subject of indemnification hereunder.

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Section 12.26     Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrowers hereunder and under each of the other Loan Documents.

Section 12.27     Further Assurances. Borrowers shall execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to (a) evidence, preserve and/or protect the Collateral and/or (b) enable Lender to exercise and enforce Lender’s rights and remedies under any Loan Document, as Lender shall require from time to time in its discretion.

[Signatures on the following pages]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWERS:	LENDER:

FONU2, INC. d/b/a Moon River Studios a Nevada corporation	HUTTON VENTURES, LLC a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

MOON RIVER RENTALS, LLC a Georgia corporation

By:
Name:
Title:

STUDIPLEX CITY CREWS, LLC A Georgia corporation

By:
Name:
Title:

Address for Notices:

135 Goshen Road Ext. Suite 205 Rincon, GA 31326 Attention: Jake Shapiro

Exhibit A

Guaranty

See attached

Exhibit B

Pledge Agreement

See attached

Exhibit C

Assignment of Lease

Exhibit D

Lease

Please see attached Lease as Exhibit D

Exhibit E

Lockbox Agreement

Exhibit F

Promissory Note

Exhibit G

Inter-creditor Agreement

Schedule A

USE OF PROCEEDS

I.	Initial Drawn Down Amount: Four Hundred Twenty Nine Thousand Dollars ($429,000)

1.     Initial Fee: Sixty Four Thousand Dollars ($64,000).

2.     Initial Interest Amount: Fifteen Thousand Dollars ($15,000)

3.     Three Hundred Fifty Thousand Dollars ($350,000) for Mara.

II.	Second Drawn Down Amount: $450,000 plus 6 months of interest reserve.

1.     Four Hundred Fifty Thousand Dollars ($450,000) for MARA PFD.

2.     Six (6) months of interest

Schedule B

Permitted Indebtedness

A.	Unsecured Convertible debt. See attached Convertible Note Log.

B.	Secured Debt in the amount of approximately $320,000 provided by Loeb Term Solutions, LLC.

C.	Secured Debt in the amount of approximately $570,000 provided by AppleBox Productions, Inc.

D.	Secured Debt in the amount of approximately $510,000 provided by Effingham County Industrial Development Authority.

Schedule C

Permitted Liens

A.	Lien on AppleBox Equipment issued to Loeb Term Solutions, LLC in the principal amount of approximately $320,000.

B.	Lien on AppleBox Equipment issued to AppleBox Productions, Inc. in the principal amount of approximately $570,000.

C.	Lien on the Lease / Promissory Note issued to the Effingham County IDA in the principal amount of approximately $510,000.

Schedule D

Intellectual Property

Intellectual Property means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including without limitation, (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (iv) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (v) all rights to obtain any reissues, renewals or extensions of the foregoing, (vi) all licenses for any of the foregoing, and (vii) all causes of action for infringement of the foregoing.

Without limiting the foregoing, the Intellectual Property includes without limitation: The Borrowers' rights to Mara, LLC, which includes the script, copyright, and complete chain of title for the motion picture titled Mara.

Schedule E

Pledged Interests

1.	All loans and/or recievables made to or due from Mara, LLC

2.	All equity and profit participation rights from Mara, LLC

3.	All equity and profit participation rights in any LLC or entity in which Borrowers have an equity or profit participation rights ownership in.

Schedule F

Organization Chart

Schedule G

Existing Insurance

1.	Vehicle Insurance: State Farm

2.	$1,600,000 policy for the grip and electric gear: The Hanover Group

3.	Construction Insurance:

4.	Property/Plant/Equipment Insurance;